Exhibit 99.1

News Release

Contact: Bruce Russell

(310) 559-4955 x101
brucerussell@ruscom.com

Cyanotech Focuses Natural Astaxanthin Production on BioAstin® for Human Market,

Discontinues Production of NatuRose® for Animal Feed Market in Strategic Move

KAILUA KONA, Hawaii (March 26, 2008) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, today announced that it will discontinue marketing of its NatuRose® product for the animal feed market in order to focus production and marketing of natural astaxanthin exclusively on the higher value human market.

“Cyanotech’s marketing efforts and investment directed toward the human astaxanthin market in recent periods have yielded excellent results,” said Gerald R. Cysewski, Ph.D., Cyanotech’s Chairman, President and Chief Executive Officer. “Our sales of BioAstin, the industry-leading brand in the human astaxanthin market, recorded a 137% increase in the third quarter of fiscal 2008 (ended 12/31/2007) compared with the same quarter of the previous year.”

“Although many believe that natural astaxanthin provides far more benefits for aquaculture than synthetic astaxanthin made from petroleum, that product now dominates the market for fish coloring and our higher quality, higher priced natural product cannot compete effectively,” Dr. Cysewski noted.

“Our strategy has evolved to exclusively target the human astaxanthin market where we have a cost advantage.  Cyanotech has the largest production capacity of natural astaxanthin in the industry and largest sales of all producers selling astaxanthin into the human nutrition market,” Dr. Cysewski concluded.  “We see this important decision as our BioAstin customers’ insurance that we will continue to be the most reliable supplier in the industry as natural astaxanthin becomes a more widely used human nutraceutical supplement.”

Cyanotech also announced it has discontinued production and marketing of phycobiliproteins (fluorescent pigments made from microalgae and used in medical diagnostic testing and research), a highly specialized product that had provided a small contribution to revenue in recent years.

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical and cosmeceutical makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com